Exhibit 4.8

FIRST AMENDING AGREEMENT

THIS AGREEMENT is made and dated for reference August 10, 2007

BETWEEN:

TRANSATLANTIC PETROLEUM CORP., as Borrower

AND:

QUEST CAPITAL CORP., as Lender

WHEREAS:

A.	The parties hereto entered into a credit agreement made as of April 16, 2007 (the “Credit Agreement”) wherein the Lender agreed to establish the Facility in favour of the Borrower;

B.	The parties hereto have agreed to amend the Credit Agreement, as herein set out.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of other good and valuable consideration (the receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1.	Unless otherwise defined herein or unless the context otherwise requires, defined words and terms used in the Credit Agreement shall have the same meanings when used herein.

2.	The Credit Agreement shall be and is hereby modified as follows:

(a)	Recital A. shall be amended by replacing “U.S.$3,000,000” with “U.S.$4,000,000”;

(b)	Paragraph 1 (Definitions) (f) (“Facility”) shall be amended by replacing “U.S.$3,000,000” with “U.S.$4,000,000”;

(c)	Paragraph 2 (Facility Advance) shall be amended by replacing “U.S.$3,000,000” with “U.S.$4,000,000”;

(d)	Paragraph 7 (Bonus) shall be deleted in its entirety and the following substituted therefore:

“7.

As additional consideration for the Advance, at the time of the Initial Advance and each time a Subsequent Advance is made to the Borrower, the Borrower shall make a non-refundable payment to the Lender, payable in the form of common shares, of that number of common shares of the Borrower equal to: (i) five per cent (5%) of the amount of such advance divided by ninety per cent (90%) of the volume weighted average price for the five (5) trading days immediately preceding the date of the Borrower’s written request for such advance in respect of all such advances up to and including the amount of U.S.$3,000,000 (or the Canadian equivalent thereof), or (ii) eight per cent (8%) of the amount of such advance divided by ninety per cent (90%) of the volume weighted average price for the five (5) trading days immediately preceding the date of the Borrower’s written request for such advance in respect of all advances in excess of U.S.$3,000,000 (or the Canadian equivalent thereof), and such shares (the “Bonus Shares”), shall be subject to a maximum hold period of four (4) months from the date of issuance under applicable securities laws and the rules and policies of the Exchange, registered in the name of the Lender, or as the Lender may otherwise direct.”

3.	Notwithstanding the date of execution hereof, this agreement shall not become effective, and the Credit Agreement shall govern the relationship between the parties in respect of the Facility until such time as the Lender is satisfied that, inter alia, all conditions precedent listed in paragraph 10 of the Credit Agreement in respect of a Subsequent Advance have been met and the Lender is in receipt of such other documentation, certificates, Bonus Shares (including favourable opinion letters of legal counsel to the Borrower) as are required and by the Lender in connection with this agreement.

The terms and conditions stated in this paragraph 3 are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part and with or without terms or conditions.

4.	The Credit Agreement, will henceforth be read and construed in conjunction with this agreement and will be deemed to be supplemented and amended to such extent only as is necessary to give full force and effect to the provisions hereof.

5.	The Credit Agreement, together with all terms, covenants and conditions thereof as hereby supplemented and amended, will be and continue to be in full force and effect but these presents are executed under the express reserve of the liens and encumbrances created by, and of all other rights subsisting in favour of the Lender under or by virtue of, the Security and without novation of any kind or derogation from the rank and priority thereof.

6.	This agreement will not create any merger or novation or alter or prejudice any rights which the Lender may have under the Credit Agreement or any of the Security, and will not create any merger or novation or alter or prejudice the rights of the Lender as regards any surety or subsequent encumbrancer or any person not a party hereto liable to pay any amount of indebtedness or liability of the Borrower to the Lender or having an interest in the property, assets or undertaking of the Borrower or of any other person that is subject to the Security, all of which rights are hereby expressly reserved.

7.	This agreement and everything herein contained will enure to the benefit of and be binding on the Borrower and the Lender and their respective successors and assigns.

8.	This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to produce or account for more than one such counterpart. Delivery of an executed signature page of this agreement by facsimile transmission or by e-mail in pdf format shall be effective as delivery of a manually executed counterpart hereof.

9.	Subject to satisfaction or waiver of the conditions precedent set forth in paragraph 3 hereof, the amendments to the Credit Agreement set forth herein shall be and be deemed to be effective as of and from August 10, 2007.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

The Borrower:	The Lender:

TRANSATLANTIC PETROLEUM CORP.	QUEST CAPITAL CORP.

Per:	Per:
Authorized Signatory		Authorized Signatory

Per:
Authorized Signatory

TransAtlantic Petroleum (USA) Corp. hereby consents and agrees to the terms of this first amending agreement, acknowledges and confirms each representative and warranty applicable to it, acknowledges that its guarantee and all other Security granted by it to the Lender in support of its obligations thereunder and hereunder remain in full force and effect and undertakes and agrees to take all such actions as may be required of it to give effect to and cause the performance of the terms and conditions of this first amending agreement and the Security.

TRANSATLANTIC PETROLEUM (USA) CORP.

Per:
Authorized Signatory